EXHIBIT 23


               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Johnson & Johnson on Form S-8 (File No. 33-52252, 33-40294, 33-40295, 33-32875, 033-59009, 333-38055,
333-40681, 333-26979, 333-94367 and 33-7634), Form S-3 (File  No.
333-91349,  33-55977 and 33-47424) and Form  S-4  (File  No.  33-
57583,  333-00391, 333-38097, 333-30081, 333-86611 and 333-94367)
and related Prospectuses, of our reports dated January 22, 2001, on our audits of the consolidated financial statements of Johnson & Johnson and its subsidiaries as of December 31, 2000 and January 2, 2000, and for each of the three years in the period ended December 31, 2000, which reports are included in this Current Report on Form 8-K dated March 14, 2001.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
March 14, 2001